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Exhibit 5.3

KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	BASS, BERRY & SIMS PLC A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW Reply To: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

        August 8, 2005

Protective Life Insurance Company
2801 Highway 280, South
Birmingham, Alabama 35223

  Re:
  Protective Life Insurance Company; Funding Agreements (Opinion
  re: Corporate Matters and Enforceability of Funding Agreements)

Ladies and Gentlemen:

        We have acted as special Tennessee counsel to Protective Life Insurance Company ("PLIC") in connection with the establishment of a program for the issuance of funding agreement-backed notes (the "Notes") pursuant to which a newly created Delaware statutory trust or Delaware common law trust (each a "Trust") will issue a series of notes (each a "Series of Notes") with each such Series of Notes to be secured by one or more funding agreements (each a "Funding Agreement") to be entered into between PLIC and the relevant Trust. Each Trust will be formed for the sole purpose of facilitating the issuance of a Series of Notes. PLIC has filed with the Securities and Exchange Commission ("Commission"), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, a Registration Statement on Form S-3, on August 8, 2005 (the "Rule 462(b) Registration Statement"), which incorporates by reference the Registration Statement on Form S-3 (File No. 333-100944), filed on November 1, 2002, as amended by Pre-Effective Amendment No. 1, filed on November 7, 2003 and Pre-Effective Amendment No. 2, filed on November 12, 2003 (the "2003 Registration Statement" and, together with the Rule 462(b) Registration Statement, the "Registration Statement"), including (i) a prospectus (the "Prospectus") relating to secured notes, (ii) a prospectus supplement (the "Secured Medium-Term Notes Prospectus Supplement") relating to secured medium-term Notes to be sold to investors, and (iii) a prospectus supplement (the "InterNotes® Prospectus Supplement") relating to secured Notes referred to as InterNotes® to be sold to retail investors.

        In order to provide this Opinion, we have examined and are familiar with, among other things, the following:

          a.     A Certificate of Existence for PLIC issued by the Secretary of State of Tennessee and dated July 15, 2005 (the "Certificate of Existence");

          b.     A Certificate of Compliance issued by the Commissioner of Commerce and Insurance of the State of Tennessee to PLIC dated July 18, 2005 (the "Certificate of Compliance");

          c.     A copy of the 2002 Amended and Restated Charter of PLIC, certified by the Tennessee Secretary of State on July 14, 2005;

          d.     A form of Funding Agreement to be entered into between the Company and a Trust, filed as Exhibit 4.11 to the 2003 Registration Statement;

          e.     The form of Selling Agent Agreement to be entered into by and among a Trust, PLIC and the agents specified therein that is included in the form of Omnibus Instrument filed as Exhibit 4.1 to PLIC's Current Report on Form 8-K, filed with the Commission on June 20, 2005 (the "Omnibus Instrument"), including the Standard Selling Agent Agreement Terms dated as of

  June 20, 2005 to be incorporated therein and the related Administrative Procedures (collectively, the "Selling Agent Agreement"); and

          f.      The form of Distribution Agreement to be entered into by and among a Trust, PLIC and the applicable dealers that is included in the Omnibus Instrument, including the Standard Distribution Agreement Terms dated as of June 20, 2005 to be incorporated therein and the related Administrative Procedures (collectively, the "Distribution Agreement").

        We have also examined such certificates and other documents and instruments and have researched such questions of law and examined such government records in Tennessee as we have reasonably considered necessary or appropriate for the purpose of delivering this Opinion. In rendering this Opinion we have assumed the due authorization, execution and delivery of all documents by the parties thereto, other than as to the authorization, execution and delivery of the Funding Agreement by PLIC, and the conformity to authentic, original documents of all documents submitted to us as certified, conformed or photostatic copies.

        Based on the foregoing, and subject to the assumptions, qualifications and exceptions set forth herein, we are of the opinion that:

          1.     PLIC was redomesticated from the State of Alabama to the State of Tennessee in 1992 and is duly incorporated and validly existing and in good standing under the laws of the State of Tennessee.

          2.     PLIC is duly licensed under the insurance laws of Tennessee.

          3.     PLIC has full corporate power and authority to execute and deliver, and to perform its obligations under, each Funding Agreement. Upon (i) the due execution and issuance of a Funding Agreement by PLIC, (ii) the due execution of a Funding Agreement by a Trust, and (iii) the delivery of a Funding Agreement against payment as contemplated by (a) the Registration Statement, (b) the Prospectus and either the InterNotes® Prospectus Supplement or the Secured Medium-Term Notes Prospectus Supplement, as the case may be, and (c) the relevant Selling Agent Agreement or Distribution Agreement, as the case may be, and if a Funding Agreement were governed by Tennessee law (rather than Delaware law, which is specified as the governing law in the Funding Agreement), such Funding Agreement would, under Tennessee law, constitute a valid and legally binding obligation of PLIC, enforceable against PLIC in accordance with its terms.

        The foregoing opinions are subject to and expressly limited by the following assumptions, qualifications and limitations, in addition to those previously set forth:

          (i)    The opinion that PLIC is duly licensed under the insurance laws of Tennessee is based solely upon the Certificate of Compliance.

          (ii)   The opinion that each Funding Agreement will constitute a valid, legally binding and enforceable obligation is further qualified to the extent that: (a) such agreement is subject to and may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity and the discretion of courts applying equitable principles regardless of whether such enforcement is considered in a proceeding in equity or at law; (b) certain rights, remedies and waivers contained in such agreement may be limited or rendered ineffective by applicable Tennessee laws or judicial decisions; however, such laws and judicial decisions do not render such agreement invalid as a whole, and there exist, in such agreement or pursuant to applicable law, legally adequate remedies to realize the principal benefits and security reasonably intended to be provided by such agreement; and (c) we express no opinion as to usury. With respect to usury, it is our understanding that the rates to be provided for in each Funding Agreement will be substantially

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  lower than Tennessee's usury limit, which, in general terms, is the prime rate plus four percentage points (4%), with a maximum of twenty-four percent (24%). A brief summary of the pertinent portions of Tennessee's general usury statutes is attached hereto as Exhibit A.

          (iii)  All references in this Opinion to facts based upon our "knowledge" refer solely to the current, actual knowledge, acquired during the course of the representation described in the introductory paragraph of this letter, of those attorneys in this firm who have rendered legal services in connection with such representation (excluding any lawyers whose involvement has been limited to reviewing this Opinion as part of our firm's opinion review procedure).

          (iv)  We express no opinion herein other than as to the law of the State of Tennessee.

          (v)   We have assumed that each Funding Agreement to be entered into between PLIC and the Trust will be in the form filed as Exhibit 4.11 to the 2003 Registration Statement and that each Selling Agent Agreement and each Distribution Agreement to be executed and delivered by PLIC will be in the forms reviewed by us.

        This Opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change hereafter occurring in circumstances touching or concerning the transactions that are the subject of this Opinion, including any changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

        This Opinion is provided to you in connection with the transactions described above. We consent to reliance by Richards, Layton & Finger P.A., Debevoise & Plimpton LLP and the internal legal counsel to PLIC upon this Opinion as to matters of Tennessee law as of the date hereof in connection with opinions to be rendered by them on the date hereof. We consent to the filing of this Opinion as an exhibit to the Rule 462(b) Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus, the Secured Medium-Term Notes Prospectus Supplement and the InterNotes® Prospectus Supplement forming a part thereof. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        Except as set forth above, this Opinion is not to be used, circulated or quoted in any manner or otherwise referred to or relied on for any other purpose or by any other person or entity without, in each instance, our express written consent.

                                                                         Very truly yours,

                                                                         /s/ Bass, Berry & Sims PLC

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EXHIBIT A

        Tennessee Code Annotated sections ("T.C.A. §§") 47-14-101 through 15-104, define and limit interest as well as loan charges, commitment fees and brokerage commissions and sets forth penalties and procedures for addressing violations of those limits. In a complex series of provisions, the usury statutes limit contractual interest (other than on single payment loans of $1000 or less) to prime plus four percentage points, based on the weekly average prime published by the Board of Governors of the Federal Reserve. However, the date on which changes in the applicable formula rate become operative depends on whether rates are rising or falling, with increases taking effect immediately upon the Federal Reserve's publication of the rate while decreases are not operative until seven days after publication of the new effective rate in the Tennessee Administrative Register, which is published on the 15th of each month (or if a weekend or holiday, then on the preceding business day) and which bases the maximum rate on the weekly average prime rate published in the first Federal Reserve publication in the particular month. T.C.A. § 47-14-102 contains pertinent definitions in subsections (2), (5) and (6), as follow:

        ....

          (2)   "Applicable formula rate" at any given time is the greater of:

              (A)  The "formula rate" in effect at such time; or

              (B)  The "formula rate" last published in the Tennessee Administrative Register prior to such time, pursuant to § 47-14-105;

        ....

          (5)   "Effective rate of interest" is the simple rate of interest, i.e., the ratio between the interest payable on an obligation and the principal for a period of time, including the result of converting compound, discount, add-on, or other nominal rates of interest into simple rates of interest;

          (6)   "Formula rate" means an annual rate of interest four (4) percentage points above the average prime loan rate (or the average short-term business loan rate, however denominated) for the most recent week for which such an average rate has been published by the board of governors of the Federal Reserve System, or twenty-four percent (24%) per annum, whichever is less;....

        Section 47-14-103, entitled "Maximum effective rates generally" provides as follows (emphasis added):

  Except as otherwise expressly provided by this chapter or by other statutes, the maximum effective rates of interest are as follows:

            (1)   For all transactions in which provisions of other statutes fix a maximum effective rate of interest for particular categories of creditors, lenders, or transactions, the rate so fixed;

            (2)   For all written contracts, including obligations issued by or on behalf of the state of Tennessee, any county, municipality, or district in the state, or any agency, authority, branch, bureau, commission, corporation, department, or instrumentality thereof, signed by the party to be charged, and not subject to subdivision (1), the applicable formula rate; and

            (3)   For all other transactions, ten percent (10%) per annum.

        The timing of increases and deceases, as mentioned above, is dependent on T.C.A. § 47-14-105, entitled "Announcement and publication of formula rates—Reliance thereon," which provides in pertinent part as follows:

          (a)   Upon the publication by the board of governors of the Federal Reserve System of the average prime loan rate, as described in § 47-14-102, the commissioner of financial institutions shall:

        ....

          (3)   Cause to be published in the Tennessee Administrative Register the formula rate as determined by the average prime loan rate first published during each calendar month.

          (b)   In contracting for interest pursuant to the provisions of § 47-14-103(2), any person shall be entitled to rely upon the formula rate thus announced or published by the commissioner; provided, that a formula rate shall not be deemed to have been published until seven (7) days have elapsed following the publication date stated in the issue of the Tennessee Administrative Register containing the announcement of such formula rate.

        T.C.A. § 47-14-106(1) permits the parties to contract for a fixed rate permissible at the time the loan contract is executed, at the time the loan is made, at the time the loan is converted from a variable rate to a fixed rate or from one fixed rate to another, at the time of any renewal or extension of the loan or any combination of the foregoing. Subsection (2) of § 47-14-106 provides for a contractual variable rate equal to the greater of the rate authorized at the time of the variance or at the time of execution of the contract or the note evidencing the indebtedness:

        47-14-106. Contracts for applicable formula rates of interest.

  Contracts to which the applicable formula rate provided in § 47-14-103(2) applies may provide for the payment of a fixed rate of interest, a variable rate of interest or any combination of fixed and variable rates in any sequence, subject to the provisions of this section.

          (1)   A contract may provide for a fixed rate of interest:

              (A)  Permissible at the time the contract to make the loan is executed;

              (B)  Permissible at the time the loan is made;

              (C)  Permissible at the time the interest rate on the loan is converted from a variable to a fixed rate, or from one fixed rate to another fixed rate, whether such conversion is by terms of the contract or by renewal, modification, extension or otherwise;

              (D)  Permissible at the time of any renewal or extension of the loan or any note evidencing the loan; or

              (E)  Permissible by virtue of any combination of any of the foregoing.

          (2)   A contract may provide for a rate of interest that may vary from time to time at such regular or irregular intervals as may be agreed by the parties; provided, that such variable rate shall not exceed the greater of:

              (A)  That authorized by statute at the agreed time of each variance; or

              (B)  That authorized at the time of execution of the contract or note evidencing the indebtedness upon which such variable rate is or is to be charged;

          (3)   The parties may agree to a minimum fixed rate of interest to be applicable to a rate which is or may become otherwise variable; provided, that such agreed minimum fixed rate of interest does not exceed the rate permitted at the time the contract to make the loan is executed, or at the time the note is executed, or at the time of any renewal or extension thereof, whichever is greater.

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  Exhibit 5.3
EXHIBIT A